Exhibit 99.1

FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Michael Polyviou/Peter Schmidt
Financial Dynamics
(212) 850-5748
SKILLSOFT REPORTS FIRST QUARTER FISCAL 2009 RESULTS
•	FIRST QUARTER REVENUE OF $81.6 MILLION AND NET INCOME OF $7.1 MILLION

•	FIRST QUARTER DILUTED EPS OF $0.06

•	FIRST QUARTER ADJUSTED EBITDA OF $24.3 MILLION

•	REDUCED DEBT BY $24.5 MILLION IN THE FIRST QUARTER AND REPURCHASED 1.2 MILLION SHARES FOR $12.2 MILLION

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $108.8 MILLION
NASHUA, NH, May 23, 2008 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its first fiscal quarter of fiscal 2009.
Fiscal 2009 First Quarter Results
The Company reported total revenue of $81.6 million for its first quarter ended April 30, 2008 of its fiscal year ending January 31, 2009 (fiscal 2009), which represented a 43% increase over the $57.1 million reported in its first quarter of the fiscal year ended January 31, 2008 (fiscal 2008). The increased revenue in the first quarter of fiscal 2009 was primarily attributable to the NETg acquisition (which closed in May 2007). The Company’s total deferred revenue at April 30, 2008 was approximately $185.6 million compared to approximately $123.1 million at April 30, 2007. The 51% increase in deferred revenue reflects, in addition to increased order intake and billings from SkillSoft’s base business, an increase in billings due to additional customers acquired in the NETg acquisition.
On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $7.1 million, or $0.06 per diluted share, for the first quarter of fiscal 2009. SkillSoft reported net income of $7.5 million, or $0.07 per diluted share, for the first quarter of fiscal 2008. The Company’s US GAAP net income results include restatement expenses of $0.1 million in the first quarter of fiscal 2009 as compared to $0.9 million for the first quarter of fiscal 2008, as well as the following:
Acquisition and integration related expenses:
•	Merger related integration costs of $0.5 million in the first quarter of fiscal 2009.

•	Loss from discontinued operations net of tax of $0.1 million in the first quarter of fiscal 2009.
Non-Cash Charges:
•	Stock based compensation expense of $1.6 million in the first quarter of fiscal 2009 as compared to $1.4 million in the first quarter of fiscal 2008.

•	Depreciation and amortization expense of $1.5 million in the first quarter of fiscal 2009 as compared to $1.7 million in the first quarter of fiscal 2008.

•	Amortization of intangible assets of $4.7 million in the first quarter of fiscal 2009 as compared to $0.8 million in the first quarter of fiscal 2008.

•	Amortization of deferred financing costs of $0.3 million in the first quarter of fiscal 2009.

•	Non-cash provision for income tax of $3.6 million in the first quarter of fiscal 2009 as compared to $1.9 million in the first quarter of fiscal 2008.
“We are pleased that our fiscal 2009 first quarter results came in ahead of the revenue and EPS ranges we forecasted in March 2008 for this period. Our solid start in the first quarter of fiscal 2009 combined with our strong performance in the second half of fiscal 2008 provides us the quarterly business consistency during these challenging economic times to be confident in our ability to meet our financial targets for the current fiscal year,” said Chuck Moran, President and Chief Executive Officer. “For fiscal 2009, based on generating our adjusted EBITDA target range of $96 to $100 million, we expect to balance our fiscal 2009 cash flow investments primarily among the following initiatives: first, to continue to review opportunities to add new product lines and/or technologies that would contribute to our revenue growth in the future; second, to pay down our term loan debt; and third, continue to be opportunistic in repurchasing outstanding shares under the new shareholder-authorized share repurchase program” commented Moran.
Gross margin decreased to 87% for the Company’s fiscal 2009 first quarter as compared to 88% for the fiscal 2008 first quarter. Gross margin for the fiscal 2009 first quarter includes amortization of intangible assets related to acquired technology and capitalized software development costs of $1.7 million as compared to $0.2 million in the fiscal 2008 first quarter. The intangible asset amortization reduced the fiscal 2009 first quarter gross margin 2% as compared to having no impact on the gross margin percentage in the fiscal 2008 first quarter. Gross margin for the fiscal 2009 first quarter was increased by approximately $0.6 million related to a royalty credit resulting from the resolution of a third party royalty obligation accrual. This one-time benefit increased gross margin approximately 1% for the fiscal 2009 first quarter.
Cost of revenue in the fiscal 2009 first quarter included additional hosting platform maintenance expenses required to support the acquired NETg customer base as well as incremental expenses related to the transition of NETg’s customers to the SkillSoft hosting platform and for the product support obligations assumed in the acquisition. These incremental hosting and infrastructure expenses will largely be incurred over the second fiscal quarter, with lower levels of costs forecasted for an additional quarter until the transition is complete. The gross margin is impacted mainly by the mix of royalty-bearing content and the costs incurred to augment the hosting capacity needed to meet our existing and new customer solution requirements.
Research and development expenses increased to $13.5 million in the fiscal 2009 first quarter from $10.2 million in the fiscal 2008 first quarter. This increase was primarily due to the inclusion of expenses associated with the addition of research and development personnel and the engagement of contractors and outsource partners to support expanded product and software development initiatives resulting from our larger customer base. A portion of these incremental costs are attributable to the NETg integration initiatives. Research and development expenses were 17% of revenue for the fiscal 2009 first quarter as compared to 18% for the fiscal 2008 first quarter.
Sales and marketing expenses increased to $29.7 million in the fiscal 2009 first quarter from $22.5 million in the fiscal 2008 first quarter. This increase was primarily due to the addition of direct sales, telesales and sales support personnel, an increase in demand generation marketing expenses, as well as incremental commission resulting from increased order intake and billings from SkillSoft’s base business and from the acquired NETg customer base. Sales and marketing expenses were 36% of revenue for the fiscal 2009 first quarter as compared to 39% for the fiscal 2008 first quarter.
General and administrative expenses increased to $8.9 million in the fiscal 2009 first quarter from $7.1 million in the fiscal 2008 first quarter. This increase was primarily due to the addition of personnel and contractors and the use of professional services that were required to support the increase in the volume of customer contracts resulting from increased order intake and billings from SkillSoft’s base business and from the acquired NETg customer base. In addition, professional expenses increased as a result of the Company’s share capital reduction initiative aimed at increasing distributable profits in our Irish parent entity. This increase also includes approximately $0.4 million of professional expense for the feasibility analysis related to our business realignment strategy. General and administrative expenses were 11% of revenue for the fiscal 2009 first quarter as compared to 12% for the fiscal 2008 first quarter.
Operating expenses for the fiscal 2009 first quarter include approximately $1.6 million of stock-based compensation expense. The allocation of such stock-based compensation expense for the fiscal 2009 first quarter was as follows: Cost of Revenue, $44,000; Research and Development, $237,000; Sales and Marketing, $578,000; and General and Administrative, $745,000. By comparison, operating expenses for the fiscal 2008 first quarter included approximately $1.4 million of stock-based compensation expense. The allocation of such stock-based compensation expense for the fiscal 2008 first quarter was as follows: Cost of Revenue, $17,000; Research and Development, $208,000; Sales and Marketing, $498,000; and General and Administrative, $633,000.
The Company’s interest income and other income/(expense) decreased to ($0.1) million for the fiscal 2009 first quarter as compared to $1.5 million for the first quarter of fiscal 2008. This decrease was primarily due to the loss on foreign exchange and the decrease in interest income due to a decline in interest rates and a reduction in available funds. The Company’s interest expense increased to $3.7 million for the fiscal 2009 first quarter as compared to $0.1 million for the first quarter of fiscal 2008. This increase relates to interest on the $200 million of debt incurred in connection with the NETg acquisition.
The SEC staff has not closed its informal investigation concerning the option granting practices at SmartForce for the period beginning April 12, 1996 through July 12, 2002, prior to its merger in September 2002 with SkillSoft. The restatement charges relating to the ongoing SEC investigation were $0.1 million in the fiscal 2009 first quarter as compared to $0.9 million in the fiscal 2008 first quarter.
Merger related integration expenses for the fiscal 2009 first quarter were $0.5 million. This is the last full quarter that merger related integration expenses will be reported. Merger-related integration expenses incurred in future quarters are expected to be insignificant.
The Company’s effective tax rate was 38.6% for the fiscal 2009 first quarter, which consisted of a cash tax provision of approximately $0.9 million (8.1%) and an effective non-cash tax provision of approximately $3.6 million (30.5%). This compares to a 26.1% effective tax rate for the fiscal 2008 first quarter, which consisted of a cash tax provision of approximately $0.8 million (7.6%) and an effective non-cash tax provision of approximately $1.9 million (18.5%).. The increase in the current year effective tax rate is primarily due to geographic distribution of worldwide earnings.
As a reminder, an important leverage covenant included in our credit facility is adjusted EBITDA. Adjusted EBITDA for the fiscal 2009 first quarter was $24.3 million and our trailing 12 month debt to adjusted EBITDA ratio was approximately 1.9. Adjusted EBITDA for the fiscal 2009 first quarter is calculated by taking net income ($7.1 million) and adding back depreciation and amortization ($1.5 million), amortization of intangible assets and capitalized software development costs ($4.7 million), stock-based compensation ($1.6 million), restatement expenses ($0.1 million), merger and integration related expenses ($0.5 million), IP migration feasibility expense ($0.4 million), interest expense ($3.7 million), provision for income taxes ($4.5 million), loss from discontinued operations ($0.1 million) and other expense net of interest income ($0.1 million).
SkillSoft had approximately $108.8 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of April 30, 2008 as compared to $93.5 million as of January 31, 2008. This increase primarily reflects cash provided by operations of $46.7 million, proceeds from the exercise of stock options and employee stock purchase activity of $6.4 million and investment maturities of $9.4 million in the three months ended April 30, 2008. The increase was partially offset by a long term debt repayment of $24.5 million, payment of $12.2 million to repurchase shares, investments of $9.8 million and purchases of property and equipment of $1.3 million. In March 2008, SkillSoft used approximately $24.5 million of its cash balance to reduce long-term debt from $199 million as of January 31, 2008 to $174.5 million. During the three months ended April 30, 2008, the Company spent approximately $12.2 million to repurchase approximately 1.2 million outstanding shares under its current shareholder-authorized share repurchase program.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft’s DSOs were in the targeted range for the fiscal 2009 first quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 12 days in the fiscal 2009 first quarter as compared to 11 days in the year ago period and 16 days in the fourth quarter of fiscal 2008. On a gross basis, which considers all items billed as receivables, DSOs were 109 days in the fiscal 2009 first quarter compared to 81 days in the year ago quarter and 208 days in the fourth quarter of fiscal 2008.
FISCAL 2009 AND FISCAL 2009 SECOND QUARTER OUTLOOK
The Company, based on the reported first quarter performance, is now targeting revenue to be in the range of $329.0 million to $336.0 million for fiscal 2009. In the Company’s press release dated March 14, 2008, fiscal 2009 revenue was targeted to be in the range of $328.0 million to $336.0 million.
The Company, while raising the lower end of its full year revenue target, continues to anticipate its adjusted net income for fiscal 2009 to be between $35.0 million and $38.0 million, or $0.32 to $0.35 per basic and diluted share. Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses. The most significant non-cash items included in targeted adjusted net income are the following: (1) amortization of intangible assets of approximately $16.5 million; (2) depreciation and amortization of approximately $5.5 million to $6.5 million; (3) a non-cash tax provision of approximately $15.0 million to $17.0 million; (4) stock-based compensation expense of approximately $6.0 million; (5) amortization of deferred financing costs of approximately $1.0 million.
Adjusted net income is a non-GAAP financial measure within the meaning of applicable SEC regulations. SkillSoft is presenting this measure (for both fiscal 2009 and the fiscal 2009 second quarter) because it is currently unable to estimate the amount of foreign exchange gains or losses and it believes that presenting this measure presents investors with meaningful information about the Company’s projected operating performance for fiscal 2009.
For the second quarter of fiscal 2009 ending July 31, 2008, the Company currently anticipates revenue to be in the range of $80.0 million to $82.0 million. The Company also anticipates adjusted net income for the fiscal 2009 second quarter to be between $6.2 million and $7.5 million, or $0.06 to $0.07 per basic and diluted share. The most significant non-cash items included in targeted adjusted net income are the following: (1) amortization of intangible assets of approximately $4.4 million to $4.6 million; (2) depreciation and amortization of approximately $1.5 million to $1.7 million; (3) a non-cash tax provision of approximately $3.5 million to $3.6 million; (4) stock-based compensation expense of approximately $1.4 million to $1.6 million; (5) amortization of deferred financing costs of approximately $0.2 million to $0.25 million.
The fiscal 2009 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, potential restructuring charges or the potential impact of any future acquisitions or divestitures (excluding the NETg acquisition), including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction (excluding the NETg acquisition). The outlook also does not take into account the effect of a public offering or other financing arrangement, our share buyback program or debt restructuring that could impact interest income/expenses and/or outstanding shares and thereby the Company’s EPS outlook.
The projected adjusted EBITDA projected range for fiscal 2009 remains unchanged and is expected to be $96.0 million to $100.0 million and is expected to result in a debt leverage ratio range of 1.7 to 1.8. SkillSoft adjusted EBITDA in fiscal 2009 is targeted to grow approximately 20% to 25% as compared to fiscal 2008. The adjusted EBITDA targeted range for fiscal 2009 is calculated by taking targeted net income ($35.0 million to $38.0 million) and adding back depreciation and amortization ($5.5 million to $6.5 million), amortization of intangible assets and capitalized software development costs (approximately $16.5 million), stock-based compensation (approximately $6.0 million), restatement expenses (approximately $0.25 million), merger and integration related expenses ($0.5 million to $0.75 million), interest expense ($14.0 million to $14.5 million) and the provision for income taxes ($18.0 million to $21.0 million), IP migration feasibility expense
($0.4 million), loss from discontinued operations ($0.1 million), less interest income and other income/expense ($0.5 million to $1.0 million).
Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com following our earnings call.
Conference Call
In conjunction with the release, management will conduct a conference call on Friday, May 23, 2008 at 8:30 a.m. ET to discuss the Company’s first quarter fiscal 2009 financial and operating results. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 582-2717. The live conference call will be available via the Internet by accessing the SkillSoft Web site at

www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:01 p.m. EST on May 23, 2008 until 11:59 p.m. ET on May 30, 2008. The replay number is (706) 645-9291, passcode: 48579344. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e- learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.
Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. The Books24x7(R) division offers online access to more than 15,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R),
SkillSoft(R) Dialogue(TM) and virtual classroom. SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include challenges in integrating the operations of NETg, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of May 23, 2008. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 30,
	2008	2007
Revenues	$81,643	$57,140
Cost of revenues — amortization of capitalized software development costs	1,740	198
Cost of revenues — other (1)	8,808	6,828

Gross profit	71,095	50,114

Operating expenses:
Research and development	13,480	10,242
Selling and marketing	29,700	22,548
General and administrative	8,892	7,128
Amortization of intangible assets and FAS 86 assets	2,997	579
Merger and integration related	520	—
Restructuring	—	34
Restatement — SEC investigation	62	872

Total operating expenses	55,651	41,403

Other expense, net	(687)	(26)
Interest income	617	1,501
Interest expense	(3,702)	(51)

Income before provision for income taxes from continuing operations	11,672	10,135

Provision for income taxes — cash	941	771
Provision for income taxes — non-cash	3,565	1,875

Income from continuing operations	7,166	7,489

Loss from operations of businesses to be disposed, net of income tax benefit of $60 for the three months ended April 30, 2008	(93)	—

Net income	$7,073	$7,489

Net income, per share, basic — continuing operations	$0.07	$0.07
Net income, per share, basic — discontinued operations	$(0.00)	$—

	$0.07	$0.07

Basic weighted average common shares outstanding	105,290,444	103,277,076

Net income, per share, diluted — continuing operations	$0.07	$0.07
Net income, per share, diluted — discontinued operations	$(0.00)	$—

	$0.06	$0.07

Diluted weighted average common shares outstanding	109,937,385	107,065,456

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$44	$17
Research and development	237	208
Selling and marketing	578	498
General and administrative	745	633

	$1,604	$1,356

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30, 2008	January 31, 2008
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$104,775	$89,584
Restricted cash	4,030	3,963
Accounts receivable, net	97,861	171,708
Deferred tax assets	11,189	13,476
Prepaid expenses and other current assets	26,490	29,061

Total current assets	244,345	307,792

Property and equipment, net	6,997	7,210
Goodwill	260,343	256,196
Acquired intangible assets, net	25,151	29,887
Deferred tax assets	86,528	87,866
Other assets	5,001	7,730

Total assets	$628,365	$696,681

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$1,758	$2,000
Accounts payable	2,913	2,139
Accrued expenses	40,009	54,084
Deferred revenue	185,569	219,161

Total current liabilities	230,249	277,384

Long term debt	172,742	197,000
Other long term liabilities	8,620	9,209

Total long-term liabilities	181,362	206,209

Total stockholders’ equity	216,754	213,088

Total liabilities and stockholders’ equity	$628,365	$696,681

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Quarter Ended
	April 30,
	2008	2007
Cash flows from operating activities from continuing operations:

Net income, continuing operations	$7,166	$7,489
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,604	1,356
Depreciation and amortization	1,476	1,667
Amortization of acquired intangible assets and capitalized software development costs	4,737	777
Recovery of bad debts	(123)	(32)
Provision for income taxes — non-cash	3,565	1,875
Non-cash interest expense	284	—
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	71,508	43,832
Prepaid expenses and other current assets	2,913	2,705
Accounts payable	497	(1,585)
Accrued expenses (including long-term):
Accrued merger	(832)	(28)
Accrued restructuring	(98)	(156)
Accrued other	(12,109)	(27,286)
Deferred revenue	(33,902)	(24,861)

Net cash provided by operating activities from continuing operations	46,686	5,753

Cash flows from investing activities from continuing operations:

Purchases of property and equipment	(1,258)	(433)
Cash paid for business acquisitions	(250)	(3,933)
Purchases of investments	(9,750)	—
Maturity of investments	9,425	24,619
(Designation) release of restricted cash	(65)	15,865

Net cash (used in) provided by investing activities from continuing operations	(1,898)	36,118

Cash flows from financing activities from continuing operations:

Exercise of stock options	4,213	4,106
Proceeds from employee stock purchase plan	2,185	1,088
Principal payment on long term debt	(24,500)	—
Payments to acquire treasury stock	(12,153)	—

Net cash (used in) provided by financing activities from continuing operations	(30,255)	5,194

Change in cash from discontinued operations	(33)	—

Effect of exchange rate changes on cash and cash equivalents	323	972

Net increase in cash and cash equivalents	14,823	48,037
Cash and cash equivalents, beginning of period	76,059	48,612

Cash and cash equivalents, end of period	$90,882	$96,649